Exhibit 99

ABATIX CORP. Reports Operating Results for Third Quarter 2004

        DALLAS, Nov. 4 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $14,409,000 in the third quarter of 2004 increased 17% from net sales of $12,360,000 in 2003 and net earnings of $283,000 or $.17 per share for the third quarter of 2004 increased from net earnings of $75,000 or $.05 per share in 2003. Net sales of $38,845,000 in the first nine months of 2004 increased 2% from net sales of $37,984,000 in 2003 and the net loss of ($40,000) or ($.02) per share in the first nine months of 2004 decreased from net earnings of $214,000 or $.13 per share in 2003. The increase in sales and earnings for the third quarter is primarily attributable to sales to restoration customers in response to the recent hurricanes in Florida. The increase in sales for the first nine months of 2004 is primarily attributed to the homeland security market, although these sales are at lower margins and thereby affected profitability.

        Mr. Shaver stated, “We expect some revenue from the Florida hurricanes to continue through at least the fourth quarter although the revenues will most likely decline each month. We remain hopeful that as the economy continues to recover, there will be additional spending in the other markets we serve. In addition, we have implemented cost reduction and containment programs to align our costs with revenues and turn the Company towards profitability.”

        Mr. Shaver concluded, “We plan to continue to look for new products and customers, additional sales and customer service personnel and more cost efficiencies to further improve our position. Finally, we are required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2005 and are beginning the process now. Although we currently do not know the full cost to comply, we know it will be significant.”

        Except for the historical information contained herein, the matters and comments set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are, but not limited to, the following: continued recovery of the general economy and the construction market; war, terrorism or similar events, or lack thereof, and their impact on homeland security sales; the long-term impact of insurance coverage on mold remediation; adverse weather conditions; inability to hire and train quality people or retain current personnel; changes in interest rates; strong or increased competition; changing customer or product mix; ability to implement sustainable cost reduction and containment programs; or negative effects from investor issues. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

        ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas, Houston, San Francisco, Los Angeles, Phoenix, Seattle, and Las Vegas. In addition, the Company has a facility in Tampa to serve customers responding to the damage caused by the hurricanes. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska, Hawaii and Florida.

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$ 14,408,758	$ 12,359,999	$ 38,845,084	$ 37,984,174
Cost of sales	10,453,408	8,813,862	28,334,197	26,923,331
Gross profit	3,955,350	3,546,137	10,510,887	11,060,843
Selling, general and
administrative
expenses	3,438,832	3,384,098	10,369,524	10,553,790
Operating profit
(loss)	516,518	162,039	141,363	507,053
Other expense, net	(67,306)	(39,826)	(167,385)	(134,024)
Earnings (loss)
before income taxes	449,212	122,213	(26,022)	373,029
Income tax expense	(166,600)	(47,184)	(14,157)	(158,569)
Net earnings (loss)	$ 282,612	$ 75,029	$ (40,179)	$ 214,460
Basic and diluted
earnings (loss) per
share	$ .17	$ .05	$ (.02)	$ .13
Basic and diluted
weighted average
shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:
	September 30, 2004	December 31, 2003
Current assets	$18,717,805	$14,616,969
Total assets	$20,247,672	$16,341,775
Current liabilities	$11,535,800	$ 7,589,724
Total stockholders’ equity	$ 8,711,872	$ 8,752,051

SOURCE ABATIX CORP.

-0-               11/04/2004

    /CONTACT: Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X, or
+1-888-222-8499, or fcinatl@abatix.com /

   /Web site: http://www.abatix.com /
    (ABIX)

CO: ABATIX CORP.
ST: Texas
IN: ENV
SU: ERN